Exhibit 99.1
Penton Media, Inc.
The Penton Media Building
1300 E. 9th St.
Cleveland, OH 44114 USA
216.696.7000
Fax: 216.931.9492
www.penton.com
CONTACT:
Bethany Weaver
Corporate Communications
Penton Media
(216) 931-9551
bweaver@penton.com
PENTON MEDIA, INC. REPORTS THIRD QUARTER 2006 RESULTS
CLEVELAND, OH — November 14, 2006 — Penton Media, Inc. (OTCBB: PTON) a leading, global, diversified business-to-business media company announces today the operating results for the third quarter ending September 30, 2006.
September Year-to-Date Overview
Penton’s financial results for the first nine months of 2006 reflect the company’s continued commitment to building its strong brand platforms regardless of delivery channel, as well as its focus on delivering unique content and community building opportunities for all the industries Penton serves. “Taking into account the shift of one of our largest products, and one of the country’s largest trade shows in Natural Products Expo East, Penton has continued its strong revenue and EBITDA performance,” said David Nussbaum, Penton’s CEO. “Our deeply integrated media approach, focus on our powerful brands, and our strong growth in eMedia has continued the strong momentum the company has experienced over the past several quarters.”
The following table summarizes Penton’s performance for the YTD period ending September 30, 2006 and 2005:

	YTD September 30,
	2006	2005	$Variance	% Variance

Revenues	$144,115	$148,131	$(4,016)	-2.7%

Net Loss	$(2,969)	$(3,732)	$763	-20.4%

Net Loss Applicable to Common Stockholders	$(9,250)	$(9,407)	$157	-1.7%

Adjusted EBITDA *	$32,382	$34,564	$(2,182)	-6.3%

Adjusted EBITDA Margin	22.5%	23.3%
* Reconciliation of net income (loss) to adjusted EBITDA follows in this document.
Year-To-Date Financial and Strategic Highlights:
Year-to-date revenues decreased $4.0m or 3%, to $144.1m compared to the same 2005 period. This decrease was affected by a timing shift of our Natural Products Expo East event from September of 2005 to October in 2006, which accounted for revenues of $7.7m. Excluding the shift in event timing of $7.7m and the effect of $1.9m in 2005 revenues from publications and events that were shut down after September 30, 2005, revenues increased $5.5m or 4%.

In the first nine months of 2006, we recorded a net loss of $3.0 million compared with a net loss of $3.7 million in the comparable period of 2005. Adjusted EBITDA in 2006 decreased $2.2m, or 6.3%, to $32.4m. Both net income and adjusted EBITDA for 2006 were impacted by the shift in event timing and by non-recurring costs of $1.3m related to our exploration of strategic alternatives. The 2005 net loss includes a gain of $1.6 million from the repurchase of bonds in February 2005 and a loss of $3.0 million from discontinued operations
From A Channel Perspective, The Revenue Breakdown Is As Follows:
Online revenues for the first nine months of 2006 increased $4.0m, or 30.4%, from $13.1m to $17.1m. Webpage traffic is up 22% to an average 16.5m page views per month, while unique website visitors increased 7% to an average 3.9m page views per month. In addition, during the first nine months of 2006, Penton produced 244 webcasts, up 40% over the same period last year.
Event revenues for the first nine months of 2006 decreased $6.9m, or 21.2%, from $32.8m to $25.8m. Adjusting for the event shift of $7.7m and cancelled events of $1.2m, event revenues are up 8.1%.
Publishing revenues were down $1.0m or 1% compared to last year but were impacted by the closure of several publications that totaled $0.7m. Adjusting for the closed publications, publishing revenue is down $0.3m or 0.4%.
Third Quarter 2006 Overview:
The following table summarizes Penton’s performance for the third quarter ending September 30, 2006 and 2005:

	QTD September 30,
	2006	2005	$Variance	% Variance

Revenues	$42,163	$50,986	$(8,823)	-17.3%

Net Income (Loss)	$(4,741)	$259	$5,000	N/A

Net Loss Applicable to Common Stockholders	$(6,911)	$(1,702)	$(5,209)	306.1%

Adjusted EBITDA *	$6,929	$12,235	$(5,306)	-43.4%

Adjusted EBITDA Margin	16.4%	24.0%
* Reconciliation of net income (loss) to adjusted EBITDA follows in this document.
Third Quarter Financial and Strategic Highlights:
Revenues of $42.2m in the third quarter of 2006 decreased $8.8m or 17.3% over the same period in 2005. This decrease includes $8.7m of revenues related to the timing shift of three publications and the shift of three events. In addition, there were three cancelled events and two shut down publications that accounted for approximately $1.0m revenue in Q3 2005.
Net loss of $4.7m in the third quarter of 2006 decreased $5.0m over the same period in 2005. Third quarter 2006 adjusted EBITDA decreased $5.3m, or 43.4%, to $6.9m over the same 2005 period. Third quarter 2006 net loss and adjusted EBITDA were impacted by transaction costs related to the sale of the Company and the shift in mailing dates of certain publications noted previously. Adjusting for the timing shifts of $6.3m and cancelled events of $0.2m, third quarter 2006 adjusted EBITDA increased $1.5m or 26%.

From A Channel Perspective, The Revenue Breakdown Is As Follows:
Online revenues for the third quarter of 2006 increased $1.4m, or 32.7%, from $4.3m to $5.7m.
Event revenues decreased $9.3m, or 73%, to $3.4m in the third quarter of 2006, primarily due to the shift in timing of our Natural Products Expo East event from the third quarter in 2005 to the fourth quarter in 2006, which accounted for $7.7m of the revenue decline and $0.9m of cancelled or sold events which occurred in third quarter 2005.
Publishing revenues decreased $1.0m, or 2.8% to $33.0m. This decrease was primarily due to the shift in the mailing dates of three of our publications.
Third Quarter and Year-to-Date Segment Operating Summary:
Industry:
Revenues for this segment increased $0.7 million, or 3.4%, from $19.8 million for the three months ended September 30, 2005 to $20.4 million, for the same period in 2006. This increase was due to higher online revenues of $0.6 million and higher publishing revenues of $0.1 million, partially offset by lower trade show and conference revenues of $0.1 million. The Construction and Design Engineering units were accountable for most of the gains as the group’s publishing and online revenues were strong. The Construction Group also held its Comfortech event in Q3 and it was the largest event in its 10-year history in terms of attendance and revenue.
Revenues for this segment increased $1.5 million, or 2.7%, from $57.2 million for the nine months ended September 30, 2005 to $58.8 million for the same period in 2006. This increase was due to higher online revenues of $1.8 million, partially offset by lower trade shows and conference revenues of $0.3 million. Publication revenues remained flat comparing the same two periods . The Construction and Design Engineering groups continue to be strong as print revenues in the Construction market is up 15% YTD, and online revenues are up 66% YTD in the Design Engineering group.
Technology:
Revenues for this segment decreased $1.6 million, or 11.4%, from $14.3 million for the three months ended September 30, 2005 to $12.7 million for the same period in 2006. The decrease was due to lower trade show and conference revenues of $1.7 million and lower publishing revenues of $0.5 million, partially offset by higher online media revenues of $0.6 million. The decrease in trade show and conference revenues were primarily due to lower roadshow revenues realized in the 2006 third quarter compared to the same 2005 quarter in our IT markets.
Revenues for this segment decreased $0.7 million, or 1.6%, from $42.9 million for the nine months ended September 30, 2005 to $42.2 million for the same period in 2006. The decrease was due primarily to lower trade show and conference revenues of $1.4 million and lower publishing revenues of $1.2 million, partially offset by higher online media revenues of nearly $1.9 million. The trade show and conference decrease was primarily due to lower roadshow revenues in our IT markets. The decrease in publishing revenues was primarily the result of lower revenues from our electronic markets as a couple of print titles were shut down and accounted for $0.4m of revenues in 2005. This decline is being offset by an increase in revenues within our Aviation group as revenues are up 15% due to strong print and online growth.
Retail
Revenues for this segment decreased $0.8 million, or 13.6%, from $5.6 million for the three months ended September 30, 2005 to $4.8 million for the same period in 2006. This decrease was due primarily to lower publishing revenues of $0.7 million and trade show and conference revenues of $0.2 million, offset by online media revenues of $0.1 million. Lower publishing revenues were due primarily to a shift of $0.5m in revenue of one title out of Q3 and into Q2. Lower trade show and conference revenues were due primarily to our NCSAG event being held twice a year in 2005 to only once in 2006.
Revenues for this segment decreased $0.1 million, or 0.7%, from $15.9 million for the nine months ended September 30, 2005 to $15.8 million for the same period in 2006. This decrease was primarily due to lower publishing revenues of nearly $0.3 million, offset by higher online media revenues of $0.2 million. Trade show and conference revenues remained flat for the periods. The Food Management, Lodging, and Convenience Store markets are performing well helping offset some print weakness in other markets within this segment.
Lifestyle:
Revenues for this segment decreased $7.1 million, or 63.1%, from $11.2 million for the three months ended September 30, 2005 to $4.1 million for the same period in 2006. Trade shows and conferences accounted for $7.3 of the decrease primarily due to the shift in timing of the Natural Products East trade show, which was held in the third quarter 2005 and the fourth quarter 2006. The decrease was offset by publications increase of $0.2 million, and online media remained relatively flat. The acquisition of NPI Center was completed at the end of the third quarter, this will elevate the segment’s New Hope brand’s online presence within the Natural Products marketplace.
Revenues for this segment decreased $4.8 million, or 14.8%, from $32.1 million for the nine months ended September 30, 2005 to $27.3 million for the same period in 2006. Trade show and conference revenues accounted for $5.2 million of this decrease, offset by publication revenues, which increased $0.3 million, and online media revenues, which increased $0.1 million. The decrease in trade shows and conference revenues were due to the shift in timing of our Natural Products Expo East event, which was held in the third quarter 2005 and the fourth quarter 2006. The increase in publishing revenues was primarily due to additional custom publishing revenues.

Reconciliation of Net Income (Loss) to EBITDA and Consolidated Adjusted EBITDA*
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net income (loss)	$(4,741)	$259	$(2,969)	$(3,732)
Interest expense	9,721	9,861	29,112	29,609
Provision for income taxes	691	618	2,054	2,014
Depreciation and amortization	1,254	1,486	4,185	5,061

EBITDA	6,925	12,224	32,382	32,952

Loan and Security Agreement Adjustments:
Restructuring and other charges	14	(22)	41	230
Non-cash compensation	10	5	22	22
Interest income	(22)	(41)	(65)	(103)
Discontinued operations, net of taxes	—	—	—	2,959
Gain on extinguishment of debt	—	—	—	(1,589)
Other, net	2	69	2	93

Consolidated Adjusted EBITDA	$6,929	$12,235	$32,382	$34,564

*Adjusted EBITDA, which we define as net income (loss) before interest, taxes, depreciation and amortization, non-cash compensation, restructuring and other charges (credits), executive separation costs, discontinued operations, and other non-operating items, is a non-GAAP financial measure that is presented not as a measure of operating results, but rather as a measure of our ability to service debt. It should not be construed as an alternative to either income/loss before income taxes, or cash flows from operating activities.
Management believes that the presentation of Adjusted EBITDA will provide investors with information needed to assess our ability to continue to have access to funds as necessary. The table above presents a reconciliation of net income to EBITDA and Adjusted EBITDA. Other companies may calculate similarly titled measures differently than we do.
Forward-looking Statements
This document contains information relating to Penton Media, Inc. that may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the “safe harbor” created by those sections. Although Penton believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Actual results or events may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, Penton’s ability to expand its eMedia and events businesses and other factors contained in Penton’s most recent quarterly report on Form 10-Q and annual report on Form 10-K, as well as its other filings with the Securities and Exchange Commission.
About Penton Media, Inc.
Penton Media (http://www.penton.com/), a diversified business-to-business media company, provides high-quality content and integrated marketing solutions to over a dozen industries. Penton produces market-focused magazines, trade shows, conferences, and online media and provides a broad range of custom media and direct marketing solutions for business-to-business customers worldwide.